Exhibit 99.1
Post Holdings to Acquire MOM Brands for $1.15 billion

•	MOM Brands is the leader in the RTE cereal value segment, results in combined share of approximately 18%

•	Approximately $50 million in run-rate cost synergies expected to be achieved by the third full fiscal year after closing

•	Transaction tax benefit to Post with a net present value of approximately $200 million

•	Immediately accretive to Post’s Adjusted EBITDA margins and free cash flow, excluding one-time transaction expenses

•	Richard R. Koulouris to lead combined cereal business

St. Louis, Missouri - January 26, 2015 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced it has agreed to acquire privately-owned MOM Brands Company (“MOM Brands”). MOM Brands is a leader in the ready-to-eat (“RTE”) cereal value segment, with over 95 years of experience in providing high quality RTE and hot cereal products. MOM Brands has a broad product portfolio, strategically targeting the value segment in branded RTE cereal, private label, and hot wheat and oatmeal. Post and MOM Brands together solidify Post’s position as the third largest provider of RTE cereal with a combined dollar share of approximately 18%, as measured by Nielsen for the 52 weeks ended December 27, 2014.
“For Post, this is the right move, at the right price, in the right category,” said Rob Vitale, Post’s President and CEO. “After a century of spirited rivalry between MOM Brands and Post, we now look forward to combining our strengths.”
Together, Post and MOM Brands will own a diverse portfolio of complementary RTE and hot cereal products. This transaction significantly increases Post’s presence in the growing bagged and hot cereal segments and solidifies Post and MOM Brands’ leadership in the value segment of the RTE cereal category.
Bill Stiritz, Post’s Executive Chairman, said, “I have admired MOM Brands for nearly 50 years. I am delighted that Post and MOM Brands will finally be together. It is one of the best strategic and financial fits of any transaction in which I have been involved.”
The transaction is expected to be completed by the third calendar quarter of 2015, Post’s fiscal fourth quarter, subject to customary closing conditions including the expiration of waiting periods under U.S. antitrust laws. The transaction has been approved by MOM Brands’ shareholders.
Financial Details
Post will acquire MOM Brands for $1.15 billion on a cash-free, debt-free basis, subject to working capital and other customary closing adjustments. Under the terms of the agreement, at closing Post will pay $1.05 billion in cash and issue the current owners of MOM Brands approximately 2.45 million shares of Post common stock. Concurrent with the signing of the agreement, Post obtained financing commitments under which various lenders have committed to provide up to $700 million under a secured term loan facility. Post intends to obtain additional funding for the acquisition through the sale of approximately $240 million of equity, subject to market conditions. The financing commitment, together with the proceeds of the contemplated equity offering and cash on hand will be sufficient to fund the cash portion of the purchase price.
For the fiscal year ended December 27, 2014, Post management estimates MOM Brands had Adjusted EBITDA of between $119 million and $121 million. This combination will create the opportunity to realize approximately $50 million in run-rate cost synergies by the third full fiscal year following the closing of the transaction. Cost synergies are expected to result from infrastructure rationalization, shared administrative services, and improved leverage within the combined sales force. One-time costs to achieve synergies are estimated to be between $70 million and $80 million. Additionally, Post expects the transaction to result in a tax benefit to Post with a net present value of approximately $200 million.
Post management believes this combination will drive increases in Post’s long-term profitability and EBITDA and cash flow growth, resulting in substantial additional cash flow generation and enabling Post to reduce leverage and fund future growth over the long-term. The transaction is expected to be immediately accretive to Post’s Adjusted EBITDA margins and free cash flow, excluding one-time transaction expenses.
Management of Combined Business
MOM Brands will be merged with Post Foods - currently part of Post’s Consumer Brands Group. The combined cereal business will be led by Richard R. Koulouris, who Post announced today will be joining the Company on February 9th.
Mr. Koulouris brings to Post considerable CPG senior executive level experience. In addition to his 35 years in the trade, he has significant experience in integrating acquisitions. Mr. Koulouris has served as president of several business units during his various assignments and will report to Mr. Vitale.
Chris Neugent, current Chairman and CEO of MOM Brands, will lead the MOM Brands business as President reporting to Mr. Koulouris. Post and MOM Brands will establish a transition team comprised of members of both companies to prepare for and to oversee the integration of the businesses.
Jim Holbrook, current President and CEO of Post’s Consumer Brands Group, will continue in that role managing the Premier Nutrition, Dymatize and PowerBar businesses. Tony Shurman, current General Manager of Post Foods, will continue in that role, reporting to Mr. Koulouris.
“I am pleased to welcome Rich, Chris and the entire MOM Brands team to Post,” added Rob Vitale.
Additional Information
Barclays and Credit Suisse are acting as financial advisors to Post, and Lewis, Rice & Fingersh, L.C. is acting as legal advisor.
BofA Merrill Lynch is acting as financial advisor to MOM Brands, and Faegre Baker Daniels L.L.P. is acting as legal advisor.
Conference Call to Discuss Acquisition
The Company will host a conference call on Monday, January 26, 2015 at 8:30 a.m. Eastern Time to discuss the acquisition and respond to questions. The call will be hosted by Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Senior Vice President and Chief Financial Officer.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number is 72933104. Interested parties are invited to listen to the webcast of the conference call. The webcast and corresponding slides can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.
A replay of the conference call will be available through Sunday, February 1, 2015, by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside the United States and using the conference identification number 72933104. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions upon which the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post management believes is realizable as of the date of this press release. It should also be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations of Post and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding expected synergies and benefits of the acquisition, expected sources of financing, expectations about future business plans, prospective performance and opportunities, regulatory approvals and the expecting timing of the completion of the transaction. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. There is no assurance that the acquisition of MOM Brands will be consummated, and there are a number of risks and uncertainties that that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include risks relating to Post’s financing of the acquisition and access to capital; the timing to consummate the acquisition of MOM Brands; the ability and timing to obtain required regulatory approvals, including antitrust approvals, and satisfy other closing conditions; Post’s ability to realize the synergies contemplated by the acquisition of MOM Brands; our ability to promptly and effectively integrate the MOM Brands business; our ability to service outstanding debt or obtain additional financing, including secured and unsecured debt; our ability to continue to compete in our product markets and our ability to retain market position; our ability to identify and complete acquisitions, manage growth and integrate acquisitions; changes in our cost structure, management, financing and business operations; significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products; our ability to maintain competitive pricing, introduce new products or successfully manage costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate and respond to changes in consumer preferences and trends; changes in economic conditions and consumer demand for our products; disruptions in the U.S. and global capital and credit markets; labor strikes, work stoppages or unionization efforts; legal and regulatory factors, including changes in advertising and labeling laws, food safety and laws and regulations governing animal feeding operations; our ability to comply with increased regulatory scrutiny related to certain of our products and/or international sales; the ultimate impact litigation may have on us, including the lawsuit (to which Michael Foods is a party) alleging violations of federal and state antitrust laws in the egg industry; our reliance on third party manufacturers for certain of our products; disruptions or inefficiencies in supply chain; our ability to recognize the expected benefits of the closing of the Modesto, California manufacturing facility; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to qualified pension plans; loss of key employees; our ability to protect our intellectual property; changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control; our ability to successfully operate international operations in compliance with applicable laws and regulations; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses; business disruptions caused by information technology failures and/or technology hacking; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. Investors are cautioned not to place undue reliance on these forward-looking statements. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
Use of Non-GAAP Measures for MOM Brands
Post has presented in this release an estimated range of MOM Brands’ adjusted EBITDA for MOM Brands’ fiscal year ended December 27, 2014. Adjusted EBITDA is a non-GAAP measure which represents earnings before interest, taxes, depreciation, amortization and other adjustments. MOM Brands uses adjusted EBITDA as a measurement of financial results and as an indication of the relative strength of operating performance.
Post management’s estimated range of MOM Brands’ adjusted EBITDA is based on the financial statements that were prepared by MOM Brands current management. The information in this release has been prepared based only upon information available as of the date hereof, and has not been prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines of the American Institute of Certified Public Accountants for the preparation or presentation of financial information. The financial statements referred to above have not been audited or reviewed by Post’s or MOM Brands’ independent auditors or any other accounting firm. The results reflected in audited financial statements may vary from the information provided in this press release. The financial data for MOM Brands reflects performance under current management and may not be indicative of the operating results that can be obtained under Post’s cost structure.
Post has not provided a quantitative reconciliation of this non-GAAP financial measure included in this press release to the most comparable financial measure or measures calculated and presented in accordance with GAAP due primarily to the timing of the closing of MOM Brands’ financial procedures for their fiscal year ended December 27, 2014 and the difficulty in forecasting and quantifying the exact amount of the items excluded from adjusted EBITDA that will be included in the comparable GAAP financial measures such that it is not practicable to produce such reconciliations for this financial information without unreasonable effort.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, active nutrition, refrigerated and private label food categories. Post’s Consumer Brands portfolio spans from center-of-the-store to active nutrition, offering a broad range of choices to meet the taste and nutritional needs of a variety of consumers and includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, PowerBar®, Premier Protein®, Supreme Protein® and Dymatize®. Through its Michael Foods Group, Post

supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the private label retail, foodservice and ingredient channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post also manufactures private label cereal, granola, peanut butter and other nut butters, dried fruits and baking and snacking nuts. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7
.